Exhibit 99.1

Press Release

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700 F: 617.621.0431
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

Momenta Pharmaceuticals Reports Financial Results for the Third Quarter of 2005

CAMBRIDGE, MA — November 2, 2005 – Momenta Pharmaceuticals, Inc. (Nasdaq: MNTA), a biotechnology company developing drugs based on its proprietary sugar sequencing technology, today announced its financial results for the third quarter and nine months ended September 30, 2005.

For the third quarter of 2005, the Company reported a net loss of $6.0 million compared with a net loss of $4.3 million for the same period last year.  For the nine months ended September 30, 2005, the Company reported a net loss of $14.4 million compared with a net loss of $9.7 million for the comparable period in 2004.

At September 30, 2005, the Company held cash, cash equivalents, and marketable securities of $163.3 million, compared with $53.6 million at December 31, 2004.  On July 21, 2005, Momenta raised net proceeds of $122.3 million through a public offering of approximately 4.8 million shares of common stock.

“As we expected, during August the abbreviated new drug application (ANDA) for M-Enoxaparin, our generic version of Lovenox®, was submitted to the FDA,” said Alan Crane, Chief Executive Officer of Momenta.  “While this is a major accomplishment for Momenta, we continue to focus on advancing our M-Enoxaparin program through the ANDA review process and addressing the remaining hurdles.  Additionally, we continue to pursue other product opportunities, including other technology-enabled generics, improved products, and novel drugs.”

Revenue for the third quarter of 2005 was $3.0 million, compared to $1.8 million for the third quarter of 2004.  For the nine months ended September 30, 2005, revenue was $10.1 million compared to $5.0 million in the same period of 2004.  Revenue in all periods was earned under the Company’s collaborative agreement with Sandoz, an affiliate of Novartis AG.  Pursuant to the collaboration, Momenta and Sandoz have agreed to jointly develop, manufacture, and commercialize M-Enoxaparin, and Sandoz is responsible for funding substantially all of the development, regulatory, legal and commercialization costs associated with M-Enoxaparin.

Research and development expenses for the third quarter of 2005 were $6.3 million, compared to $4.5 million for the same period in 2004.  For the nine months ended September 30, 2005, research and development expenses were $16.6 million compared to $10.2 million for the same period in 2004.  The increase in research and development spending was primarily due to increased headcount and increased manufacturing and other research expenses.

General and administrative expenses for the third quarter of 2005 totaled $3.7 million, compared with $1.9 million for the same period in 2004.  For the nine months ended September 30, 2005, general and administrative expenses were $9.5 million compared to $4.8 million for the comparable period last year.  The increase in general and administrative spending was primarily due to increased professional fees, increased headcount, and additional insurance coverage.

Conference Call Information

Management will host a conference call on Wednesday, November 2, 2005 at 10:00 am EST to provide an update on the Company and discuss third quarter results. To access the call, please dial 800-591-6930 (domestic) or 617-614-4908 (international) prior to the scheduled conference call time and provide the access code 74185695. A replay of the call will be available approximately two hours after the call and will be accessible through November 8, 2005. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and provide the access code 34804496.

A live audio webcast of the call will be available on the “Investors” section of the Company’s website, www.momentapharma.com.  Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available until February 2006.

About Momenta

Momenta Pharmaceuticals, Inc. is a biotechnology company specializing in the detailed structural analysis and design of complex sugars for the development of improved versions of existing drugs, the development of novel drugs and the discovery of new biological processes.  Momenta is also utilizing its ability to sequence sugars to create technology-enabled generic versions of sugar-based and complex drug products.  The Company’s most advanced product candidate is M-Enoxaparin, a technology-enabled generic version of Lovenox®.  Based on its understanding of complex sugars, Momenta has created a diversified pipeline of near-term product opportunities, novel development products and discovery candidates.  Momenta was founded in 2001 and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward Looking Statements

Statements in this press release regarding Momenta Pharmaceuticals Inc.’s future expectations, beliefs, goals, plans or prospects, including statements relating to results of operations, regulatory filings and current and future development efforts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Momenta’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in Momenta’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the Securities and Exchange Commission under the section “Risk Factors That May Affect Results,” as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding Momenta’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words.  Momenta assumes no obligations to update the information included in this press release.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Balance Sheets

(in thousands)

	September 30, 2005	December 31, 2004
Assets
Cash and marketable securities	$163,262	$53,621
Restricted cash	1,485	1,485
Other assets	9,871	9,224
Total assets	$174,618	$64,330

Liabilities and Stockholders’ Equity
Current liabilities	$5,824	$5,962
Other liabilities	2,014	1,375
Stockholders’ equity	166,780	56,993
Total liabilities and stockholders’ equity	$174,618	$64,330

MOMENTA PHARMACEUTICALS, INC.

Unaudited Condensed Statement of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Collaboration revenue	$2,957	$1,843	$10,094	$4,994
Operating expenses:
Research and development*	6,276	4,481	16,564	10,229
General and administrative*	3,728	1,852	9,499	4,841
Total operating expenses	10,004	6,333	26,063	15,070
Loss from operations	(7,047)	(4,490)	(15,969)	(10,076)
Other income, net	1,046	220	1,618	334
Net loss	(6,001)	(4,270)	(14,351)	(9,742)

Deemed dividend related to beneficial conversion feature of Series C redeemable convertible preferred stock	—	—	—	(20,389)
Dividends and accretion to redemption value of redeemable convertible preferred stock	—	—	—	(1,852)
Net loss attributable to common stockholders	$(6,001)	$(4,270)	$(14,351)	$(31,983)
Basic and diluted net loss per share attributable to common stockholders	$(0.21)	$(0.18)	$(0.55)	$(2.99)
Shares used in computing basic and diluted net loss per share attributable to common stockholders	28,736	24,309	26,253	10,691

*Includes stock-based compensation of the following:
Research and development	$131	$120	$402	$319
General and administrative	376	247	1,107	1,200
Total stock-based compensation	$507	$367	$1,509	$1,519

Contact:

Michael A. Lawless

Momenta Pharmaceuticals, Inc.

617-395-5189